Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
(847) 446-7500

STEPAN REPORTS RECORD FIRST QUARTER EARNINGS

     NORTHFIELD, Illinois, April 21, 2009 -- Stepan Company (NYSE: SCL) today reported record first quarter results for the period ended March 31, 2009.

SUMMARY
($ in thousands)	Three Months Ended March 31

			%
	2009	2008	Change
Net Sales	$318,143	$ 381,451	-	17
Net Income	15,153	8,747	+	73
Net Income Excluding
Deferred Compensation *	11,953	9,947	+	20
Earnings per Diluted Share	$1.43	$0.85	+	68
Earnings per Diluted Share Excluding
Deferred Compensation *	$1.13	$0.97	+	16
* See Table II for a discussion of deferred compensation plan accounting.

FIRST QUARTER RESULTS

Net income for the quarter was $15.2 million, or $1.43 per diluted share, compared to $8.7 million, or $0.85 per diluted share, for the prior year quarter. Net income excluding deferred compensation was $12.0 million versus $9.9 million last year. Operating results benefitted from declining commodity prices and expense control throughout the Company.

Gross profit grew by $2.8 million (six percent), although sales volume declined by 13 percent.

  Surfactant gross profit rose $6.9 million, or 21 percent, on a nine percent decrease in volume. Declining raw material costs led to recovery of previously lost margin, particularly in Europe and Latin America.
  Polymer gross profit declined $3.9 million, or 37 percent, on a 32 percent decline in volume. The majority of the gross profit decline was attributable to lower volumes and margins on sales of phthalic anhydride (PA), which is used as a plasticizer in the depressed automotive, housing, boating and recreational vehicle markets.

BALANCE SHEET

The Company’s debt level of $132.1 million declined $10.9 million during the quarter and $24.8 million from the year ago quarter end, driven by lower levels of working capital.

  Total debt to total capitalization ratio declined to 37.9 percent versus 40.7 percent at last year end and 41.7 percent at March 31, 2008.

OPERATING EXPENSES

Operating expenses declined by $6.5 million, or 22 percent, due to the $6.2 million decline in deferred compensation expense.

($ in thousands)	Three Months Ending March 31

	2009	2008	% Change
Marketing	$9,313	$9,780	-	5
Administrative - General	9,987	10,110	-	1
Administrative - Deferred
Compensation	(5,520)	674	NM
Research, development
and technical service	8,746	8,416	+	4

Total	$22,526	$28,980	-	22

SEGMENT RESULTS

($ in thousands)	Three Months Ended March 31

	2009	2008	% Change
Net Sales
Surfactants	$ 259,634	$ 290,324	-	11
Polymers	48,713	80,836	-	40
Specialty Products	9,796	10,291	-	5

Total Net Sales	$ 318,143	$ 381,451	-	17

Net sales decreased 17 percent due to lower sales volume (13 percent) and lower foreign sales due to currency translation effect (seven percent), partially offset by higher selling prices (three percent).

Surfactant gross profit rose $6.9 million (21 percent), although volume decreased nine percent. Lower sales of biodiesel and functional surfactants, which are used in the housing market, accounted for a majority of the volume decline. Sales volume in the larger consumer products markets declined by less than three percent.

The surfactant profit improvement was due to falling raw material costs that allowed for recovery of margin lost to escalating raw material costs over the last several years. Europe and Latin America showed significant recovery from previously depressed margins. As economic recovery begins, we anticipate improved volume from consumer demand and customer inventory replenishment.

The polymer segment experienced a $3.9 million (37 percent) decline in gross profit. Volume declined 32 percent. Phthalic anhydride volume declined 32 percent and represented a majority of the segment’s profit decline due to the weakness in the automotive and housing markets. Sales of polyol used primarily in rigid foam roofing insulation also declined, but lower raw material costs helped minimize the decline in profitability.

OTHER INCOME AND EXPENSE

The loss from equity investments in joint ventures rose by $0.5 million due to the addition of operating expenses for the TIORCO, LLC joint venture which began last year to develop the market enhanced oil recovery surfactants.

Interest expense declined $0.5 million (22 percent) due to lower interest rates and declining average debt levels. Working capital levels are down due to lower raw material costs and sales volume.

The effective tax rate rose to 34.8 percent from 31.7 percent a year ago. Higher foreign tax provision and lower U.S. tax credits resulting from lower biodiesel production led to the increase.

OUTLOOK

“The relative stability of demand for surfactants within the laundry and personal care markets, falling commodity prices combined with expense control enabled Stepan to achieve record first quarter results,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. We anticipate the recession will continue to negatively impact demand for polymers and functional surfactants for the balance of 2009. However, seasonal demand should improve polymer performance in the second and third quarters. We will continue to strengthen our balance sheet and position the Company for growth.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time on April 22, 2009. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

			Table I

STEPAN COMPANY
Statements of Income
For the Three Months Ended March 31, 2009 and 2008
(Unaudited – 000’s Omitted)

	Three Months Ended
	March 31

				%
	2009	2008	Change

Net Sales	$ 318,143	$ 381,451	-	17
Cost of Sales	269,448	335,593	-	20

Gross Profit	48,695	45,858	+	6

Operating Expenses:
Marketing	9,313	9,780	-	5
Administrative	4,467	10,784	-	59
Research, development and technical services	8,746	8,416	+	4

	22,526	28,980	-	22

Operating Income	26,169	16,878	+	55
Other Income (Expense):
Interest, net	(1,842)	(2,347)	-	22
Loss from equity in joint ventures	(807)	(277)	+	191
Other, net	(269)	(1,457)	-	82

	(2,918)	(4,081)	-	28

Income Before Provision for Income Taxes	23,251	12,797	+	82
Provision for Income Taxes	8,093	4,067	+	99

Net Income	$15,158	$8,730	+	74
Less: Net (Income) Loss Attributable to the
Noncontrolling Interest	(5)	17		-

Net Income Attributable to Stepan Company	$15,153	$8,747	+	73

Net Income Per Common Share
Attributable to Stepan Company
Basic	$1.53	$0.91	+	68

Diluted	$1.43	$0.85	+	68

Shares Used to Compute Net Income Per
Common Share Attributable to Stepan
Company
Basic	9,776	9,398	+	4

Diluted	10,569	10,233	+	3

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on pretax income was $5.2 million of income versus expense of $1.9 million last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The deferred compensation expense income statement impact is summarized below:

($ in thousands)	Three Months Ended March 31

	2009	2008
Deferred Compensation
Administrative Expense (Income)	$(5,520)	$674
Other, net – Mutual Fund Loss	357	1,227

Total Pretax	(5,163)	1,901

Total After Tax	$(3,200)	$1,200

Reconciliation of non-GAAP net income:

($ in thousands)	Three Months Ended March 31

	2009	2008

Net income excluding deferred compensation	$11,953	$9,947
Deferred compensation plan (expense) income	3,200	(1,200)

Net income as reported	$15,153	$8,747

Reconciliation of non-GAAP EPS:

	Three Months Ended March 31

	2009	2008

Earnings per diluted share excluding deferred
compensation	$1.13	$0.97
Deferred compensation plan (expense) income	0.30	(0.12)

Earnings per diluted share	$1.43	$0.85

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.